55 Technology Way                       West Greenwich, Rhode Island  02817 USA
Telephone: 401 392-1000                 Fax: 401 392-1234
Website:  WWW.GTECH.COM


For Immediate Release                                 Contact: Robert K. Vincent
April 4, 2002                                         Public Affairs
                                                      GTECH Corporation
                                                      401-392-7452


                 GTECH ANNOUNCES FISCAL YEAR 2002 FOURTH QUARTER
                 -----------------------------------------------
                              AND YEAR-END RESULTS
                              --------------------
   GTECH Delivers Strong Overall Results for the Fourth Quarter and Full Year;
   ---------------------------------------------------------------------------
      Earnings Per Share Exceed Expectations, Excluding One-Time Expenses;
      --------------------------------------------------------------------
                Company Revises Fiscal Year 2003 Estimates Upward
                -------------------------------------------------


WEST GREENWICH, RI - (April 4, 2002) - GTECH (NYSE: GTK) today announced earnings for the fourth quarter and fiscal year ended February 23, 2002.

"GTECH's performance in both the fourth quarter and the full year exceeded expectations on all fronts," said GTECH CEO and President Howard S. Cohen. "GTECH's underlying business is solid, and we are as confident as ever with our long-term outlook."

"We generated $181 million in free cash flow, and we returned all of it, and more, to our shareholders through our share repurchase program. Looking forward, we are confident that the continued strength of our business will drive improved performance in fiscal year 2003 and have increased our earnings expectations accordingly," said Mr. Cohen.

"We are pleased with our financial performance in the fourth quarter and fiscal year," said GTECH Senior Vice President and Chief Financial Officer Jaymin B. Patel. "Our efforts to streamline costs, and improve efficiency and productivity over the past twelve months are bearing fruit. As a result, we believe we are well positioned to achieve our number-one goal: growing shareholder value through improved profitability, continued generation of strong cash flows, and delivering returns on capital significantly above our cost of capital," concluded Mr. Patel.

Operating Results
-----------------

Revenues for the fourth quarter of fiscal 2002 totaled $274.6 million, an increase of 11.7% over the $245.9 million of revenues in the fourth quarter of fiscal 2001. Income before the extraordinary charge associated with the early retirement of debt and the refinancing of the Company's World Headquarters facilities was $18.4 million, or $0.62 per diluted share, compared with $25.9 million, or $0.75 per diluted share, for the same period last year. Excluding the one-time impact of asset write-offs and reserves associated with the economic instability in Argentina, income before the extraordinary charge in the fourth quarter of fiscal 2002 would have been $27.5 million, or $0.93 per diluted share, compared to $0.79 per diluted share reported in the fourth quarter of last year, adjusted for special charges. Net income for the fourth quarter was $10.7 million, or $0.36 per diluted share.

Revenues for fiscal 2002 totaled $1.0 billion, an increase of 7.8% over the $936.5 million in fiscal 2001. Income before the extraordinary charge was $75.8 million, or $2.51 per diluted share, compared with $43.1 million, or $1.25 per diluted share, for the same period last year. Excluding the impact of asset write-offs and reserves associated with the economic instability in Argentina, income before the extraordinary charge in fiscal 2002 would have been $84.9 million, or $2.81 per diluted share, compared to $2.08 per diluted share reported last year, adjusted for special and additional charges. Net income for fiscal 2002 was $68.0 million, or $2.26 per diluted share.

The results for the prior year included special charges totaling $42.3 million, or $0.74 per diluted share in connection with a Company-wide value assessment of business operations and additional charges of $5.2 million, or $0.09 per diluted share in connection with the implementation of a Restricted Stock Plan. Excluding these charges, diluted earnings per share in fiscal 2001 would have been $0.79 and $2.08 for the fourth quarter and full year, respectively.

In the fourth quarter of fiscal 2002, the Company issued, through a private placement, $175 million of 1.75% Convertible Debentures due 2021, and subsequently filed a registration statement to register the resale of the Debentures with the Securities and Exchange Commission. Proceeds from the Debentures were used principally to retire $165 million of seven and 10-year notes with interest rates averaging 7.8%. Tender premiums associated with the retirement of the notes, along with make-whole premiums associated with the refinancing of the Company's World Headquarters facilities, resulted in an extraordinary charge against fourth quarter earnings of $7.8 million (net of income tax benefit) or $0.26 per diluted share.

Fourth Quarter
--------------

Service revenues were $215.2 million in the fourth quarter, down slightly from the $215.8 million of service revenues in the same quarter last year. Had last year's average exchange rates in the fourth quarter prevailed throughout the most recent quarter, the Company estimates that service revenues would have increased by $6.4 million, or 3%.

Product sales were $59.4 million, a $29.3 million increase over the $30.1 million reported in the same quarter last year, primarily driven by the sale of terminals and software to Camelot, in the United Kingdom (U.K.).

Service gross margins for the quarter declined to 25.7% from 38.2% in the prior year quarter, primarily due to the write-off of assets and reserves associated with the economic instability in Argentina and impairment charges relating to certain under-performing international assets. The Company has no remaining asset exposure in Argentina.

Product margins improved to 29.8% in the fourth quarter of fiscal 2002, compared to 26.4% in the fourth quarter of last year, primarily due to the large volume of terminal and software sales to Camelot.

Interest expense declined by $2.0 million, or 31%, in the fourth quarter of fiscal 2002, compared to the fourth quarter of fiscal 2001, primarily due to lower interest rates including those resulting from the debt restructuring.

Full Year
---------

Service revenues were $831.8 million in fiscal 2002, a decrease of 2.9% compared to service revenues of $856.5 million in fiscal 2001. This decrease reflects a 5.4% decline in international lottery service revenues, partially offset by a 3.4% improvement in domestic lottery service revenues, along with lower service revenues associated with the wind down of the Company's Transactive subsidiary. Had last year's average exchange rates prevailed throughout fiscal 2002, the Company estimates that service revenues would have increased by $10.9 million, or 1.3%.

Product sales were $177.9 million in fiscal 2002, an increase of $97.8 million over the $80.1 million in fiscal 2001, primarily driven by the sale of terminals and software to Camelot.

Service gross margins declined to 29.5% from 34.1% last year, primarily due to the write-off of assets and reserves associated with the economic instability in Argentina and impairment charges relating to certain under-performing international assets.

Product margins improved to 23.3% in fiscal 2002, compared to 6.5% last year, primarily due to the large volume of sales of terminals and software to Camelot. In addition, cost over-runs on system installations in New South Wales and Israel adversely impacted prior year margins.

Operating expenses in fiscal 2002 were $152.6 million, a decline of $63.1 million from the $215.7 million incurred in the prior year. This was principally due to the absence of $42.3 million of prior-year special charges and $5.2 million of additional charges, along with $15.6 million of reductions, driven primarily by the continued execution of the value assessment initiatives and increased emphasis on improving productivity and efficiency.

Other income declined from $7.2 million in fiscal 2001 to $1.4 million in fiscal 2002, primarily due to the write-off in the second quarter of fiscal 2002 of the Company's $9.3 million cost method investment in the common stock of an Internet security developer, partially offset by a $3.9 million gain on the sale of a majority interest in the Company's subsidiary in the CZECH Republic, which owns certain lottery assets.

Interest expense declined by $4.3 million, or 16%, in fiscal 2002 compared to fiscal 2001, primarily due to lower interest rates including those resulting from the debt restructuring.

The Company's effective income tax rate declined from 39% in fiscal 2001, to 38% in fiscal 2002, due principally to lower state taxes and a reduction in non-deductible expenses.

Cash Flow and Investments
-------------------------

During fiscal 2002, the Company generated $345.2 million of cash from operations. This cash, together with existing cash balances, was used principally to fund the purchase of $176.5 million of systems, equipment and other assets relating to contracts and to repurchase $219.3 million of the Company's common stock. As of February 23, 2002, the Company had no borrowings under the $300 million credit facility.

Financial Outlook
-----------------

The Company provided preliminary guidance for fiscal year ending February 22, 2003, on January 18, 2002. Today, it revised earnings guidance upward for fiscal year 2003.

The Company continues to expect year-over-year service revenue growth in the range of 1% to 2%, and product sales in the range of $90 to $110 million.

However, based on the benefits of the ongoing operating efficiency programs, coupled with the accelerated ramp-up of new contracts launched in fiscal year 2002, the Company now expects that service gross margins will be in the range of 34% to 35%, with product margins in the range of 20% to 22%.

The Company also expects that operating expenses will benefit from the ongoing efforts to streamline costs. Based on this, it now believes that earnings per share for fiscal year 2003 will be in the range of $3.30 to $3.40 on a fully-diluted basis, rather than the previously announced $3.15 to $3.25 per share.

For the first quarter of fiscal year 2003, ending May 25, 2002, the Company expects service revenues to be approximately 1% to 2% higher than the first quarter of last year, and product sales to be in the range of $8 to $10 million. The Company expects significant year-over-year improvement at both the cost of service and operating profit levels. Accordingly, the Company expects earnings per share to be in the range of $0.83 to $0.88 per share for the quarter, compared with $0.61 reported in the same period last year.

Business Highlights and Strategy
--------------------------------

In fiscal year 2002, GTECH continued to expand its business internationally, signing contracts with new lottery customers in Taiwan and Luxembourg, as well as successfully launching new online lotteries in Jamaica and Portugal. Also in the fiscal year, GTECH successfully replaced the U.K. National Lottery's existing terminal base with over 26,000 Isys terminals and converted its online gaming and instant-ticket systems to GTECH's AlphaGOLS system.

After the close of the fourth quarter, the Company announced an agreement with Camelot Group plc, operator of the U.K. National Lottery, to develop and license new software applications to Camelot that will allow online, interactive offerings of lottery games over the Internet for players in the U.K.

GTECH also signed new contracts with existing customers in the CZECH Republic, Poland, Texas, and Kansas, and entered into extension agreements with customers in the Slovak Republic, Louisiana, Rhode Island, Wisconsin, Kentucky, and New Mexico.

In addition, GTECH was awarded a contract to supply a new video lottery central system for its existing customer in Rhode Island, and to negotiate a contract to provide a new video lottery central system for the Canadian Province of Saskatchewan.

GTECH further strengthened its senior management team with the appointments of Larry R. Smith as Senior Vice President and Chief Technology Officer and Marc A. Crisafulli as Senior Vice President and General Counsel. In addition, David J. Calabro was appointed Executive Vice President of Global Operations and Antonio Carlos Rocha was appointed Senior Vice President of Marketing and Corporate Development. The Company also appointed The Rt. Hon. Sir Jeremy Hanley KCMG to its Board of Directors.

"GTECH won eight new  contracts  and six  extensions  to existing  contracts  in
fiscal  2002,"  said  Mr.  Cohen.   "All  told,   this  represents  a  value  of
approximately $1.5 billion, taken over the life of the contracts."

"One of the most significant wins of the year was the National Lottery of Taiwan, which has been phenomenally successful since its launch in January," continued Mr. Cohen. "Having generated over $900 million in their first eleven weeks of operations, they are well on their way to exceeding sales targets for their first year."

"Another encouraging development has been the continuing success of the Jamaican Lottery. During its first nine months of operation, revenues have far exceeded expectations and player interest and acceptance continue to grow," concluded Mr. Cohen.

Other Business Developments
---------------------------

New York and Ohio recently passed legislation allowing each state to join the multi-state game, The Big Game, in an effort to fill budget shortfalls. Washington State's Senate also approved a measure that would allow the Washington State Lottery Commission to participate in The Big Game.

The states of Virginia, Georgia, and Kentucky formed Lotto South, another multi-state lottery game designed to produce bigger payoffs for players and more profits for the participating states.

New York State Legislature also passed a measure to allow video lottery terminals at eight racetracks. A decision regarding the award of the video lottery central system in New York is scheduled for the week of April 8, 2002.

Certain statements contained in this Report are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, without limitation, statements relating to: (i) the future prospects for and stability of the lottery industry and other businesses in which the Company is engaged or expects to be engaged, (ii) the future operating and financial performance of the Company (including, without limitation, statements relating to expected future growth in revenues, profit margins and earnings per share), and (iii) the ability of the Company to retain existing business and to obtain and retain new business. Such forward looking statements reflect management's assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward looking statements. These risks and uncertainties include, but are not limited to, those set forth above, in the Company's subsequent press releases and on Reports by the Company on Forms 10-K, 10-Q and 8-K, and other reports and filings with the Securities and Exchange Commission, as well as risks and uncertainties respecting: (i) the potential impact of extensive and evolving government regulations upon the Company's business; (ii) the ability of the Company to continue to retain and extend its existing contracts and win new contracts; (iii) the possibility of slower than expected growth or declines in sales of lottery goods and services by the Company or the Company's customers; (iv) exposure to foreign currency fluctuations; (v) risks and uncertainties inherent in doing business in foreign jurisdictions; (vi) the relatively large percentage of the Company's revenues attributable to a relatively small number of the Company's customers; (vii) the fact that several of the Company's larger contracts are to be rebid within the next 12 months; (viii) the possibility of significant fluctuation of quarterly operating results; (ix) the intensity of competition in the lottery industry;
(x) the possibility of substantial penalties and/or contract termination under the Company's contracts; (xi) the ability of the Company to respond to technological change and to satisfy the future technological demands of its customers; (xii) opposition to expansion of lottery and gaming; (xii) the Company's ability to attract and retain key employees; and (xiii) the possibility of adverse determination in pending legal proceedings.

                                       ooo

GTECH, a leading global information technology company with $1 billion in revenues and 4,500 people in 44 countries, provides software, networks, and professional services that power high-performance, transaction processing solutions. The Company's core market is the lottery industry, with a growing presence in financial services and related segments. For more information about the Company, please visit GTECH's website at http://www.gtech.com.

                                      -000-

                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                                   February 23,     February 24,
                                                                                                      2002             2001
                                                                                                ----------------   --------------
                                                                                                     (Dollars in thousands)
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                                                                      $  35,095        $  46,948
    Trade accounts receivable                                                                        100,361          118,721
    Sales-type lease receivables                                                                       4,894            8,722
    Inventories                                                                                       86,629          117,789
    Deferred income taxes                                                                             28,321           26,850
    Other current assets                                                                              22,730           18,798
                                                                                                   ---------        ---------
                      TOTAL CURRENT ASSETS                                                           278,030          337,828

SYSTEMS, EQUIPMENT AND OTHER ASSETS RELATING TO CONTRACTS                                            369,595          361,334

GOODWILL                                                                                             116,828          122,325

OTHER ASSETS                                                                                          89,376          116,673
                                                                                                   ---------        ---------
                      TOTAL ASSETS                                                                 $ 853,829        $ 938,160
                                                                                                   =========        =========


LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
    Short term borrowings                                                                          $   2,358        $   2,316
    Accounts payable                                                                                  43,430           49,267
    Accrued expenses                                                                                  75,666           65,571
    Employee compensation                                                                             37,941           31,898
    Advance payments from customers                                                                   72,645           55,418
    Income taxes payable                                                                              53,928           64,573
    Current portion of long-term debt                                                                  3,510            3,512
                                                                                                   ---------        ---------
                      TOTAL CURRENT LIABILITIES                                                      289,478          272,555

LONG-TERM DEBT, less current portion                                                                 329,715          316,961

OTHER LIABILITIES                                                                                     27,986           29,883

DEFERRED INCOME TAXES                                                                                  3,695            4,399

COMMITMENTS AND CONTINGENCIES                                                                           --               --

SHAREHOLDERS' EQUITY:
    Preferred Stock, par value $.01 per share--20,000,000 shares authorized, none issued                --               --
    Common Stock, par value $.01 per share--150,000,000 shares authorized,
     46,148,702 and 44,507,315 shares issued; 28,745,628 and 34,257,527 shares
      outstanding at February 23, 2002 and February 24, 2001, respectively                               461              445
    Additional paid-in capital                                                                       234,247          183,294
    Equity carryover basis adjustment                                                                 (7,008)          (7,008)
    Accumulated other comprehensive loss                                                            (100,815)         (85,852)
    Retained earnings                                                                                542,878          479,305
                                                                                                   ---------        ---------
                                                                                                     669,763          570,184
    Less cost of 17,403,074 and 10,249,788 shares in treasury at
      February 23, 2002 and February 24, 2001, respectively                                         (466,808)        (255,822)
                                                                                                   ---------        ---------
                                                                                                     202,955          314,362
                                                                                                   ---------        ---------
                      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   $ 853,829        $ 938,160
                                                                                                   =========        =========

                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                             Fiscal Year Ended
                                                                                ---------------------------------------------
                                                                                  February 23,    February 24,   February 26,
                                                                                     2002            2001           2000
                                                                                --------------  -------------  --------------

OPERATING ACTIVITIES
Net income                                                                         $  68,026      $  43,148      $  93,585
Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation                                                                    154,071        156,262        168,284
     Intangibles amortization                                                          8,423         11,968         10,839
     Goodwill amortization                                                             6,049          6,165          6,253
     Extraordinary charge, net of income tax benefit                                   7,760           --             --
     Termination of interest rate swaps                                                2,364         12,970           --
     Asset impairment charges                                                         27,183          4,176          1,000
     Special charges (credit)                                                           --           42,270         (1,104)
     Deferred income taxes provision (benefit)                                        (2,175)       (13,335)         1,753
     Equity in earnings of unconsolidated affiliates, net of
         dividends received                                                             (815)           343           (376)
     Other                                                                            (3,799)         2,874            496
     Changes in operating assets and liabilities, net of effects of acquisitions:
         Trade accounts receivable                                                    19,234         (3,230)        (9,648)
         Inventories                                                                  31,381        (50,369)        (5,659)
         Special charge                                                               (7,995)       (24,852)        (4,954)
         Other assets and liabilities                                                 35,523         63,580        (29,687)
                                                                                   ---------      ---------      ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                            345,230        251,970        230,782

INVESTING ACTIVITIES
Purchases of systems, equipment and other assets relating to contracts              (176,511)      (136,891)      (128,618)
Investments in and advances to unconsolidated affiliates                                --          (16,601)       (16,209)
Cash received from affiliates                                                          3,786          2,075           --
Proceeds from sale of investments                                                      2,098          1,050           --
Proceeds from the sale of majority interest in a subsidiary                           10,000           --             --
Other                                                                                 (4,099)       (12,199)       (19,516)
                                                                                   ---------      ---------      ---------
NET CASH USED FOR INVESTING ACTIVITIES                                              (164,726)      (162,566)      (164,343)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt                                         359,810         95,908        221,500
Principal payments on long-term debt                                                (349,130)      (138,737)      (192,936)
Purchases of treasury stock                                                         (219,322)       (19,587)       (98,747)
Proceeds from stock options                                                           44,814          6,455            316
Tender premiums and prepayment fees                                                  (17,930)          --             --
Debt issuance costs                                                                   (6,539)          --             (895)
Other                                                                                    (44)         5,236          3,009
                                                                                   ---------      ---------      ---------
NET CASH USED FOR FINANCING ACTIVITIES                                              (188,341)       (50,725)       (67,753)

Effect of exchange rate changes on cash                                               (4,016)        (2,846)         4,696
                                                                                   ---------      ---------      ---------
INCREASE (DECREASE) IN CASH AND CASH  EQUIVALENTS                                    (11,853)        35,833          3,382

Cash and cash equivalents at beginning of year                                        46,948         11,115          7,733
                                                                                   ---------      ---------      ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                           $  35,095      $  46,948      $  11,115
                                                                                   =========      =========      =========

                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS


                                                                              Fiscal Year Ended
                                                              --------------------------------------------------
                                                                  February 23,     February 24,    February 26,
                                                                     2002             2001            2000
                                                              ----------------  ---------------  ---------------
                                                              (Dollars in thousands, except per share amounts)
Revenues:
    Services                                                    $   831,787       $   856,475      $   860,419
    Sales of products                                               177,914            80,068          150,379
                                                                -----------       -----------      -----------
                                                                  1,009,701           936,543        1,010,798
Costs and expenses:
    Costs of services                                               586,308           564,095          555,309
    Costs of sales                                                  136,452            74,844          101,953
                                                                -----------       -----------      -----------
                                                                    722,760           638,939          657,262
                                                                -----------       -----------      -----------

Gross profit                                                        286,941           297,604          353,536

Selling, general and administrative                                 112,763           117,997          122,334
Research and development                                             33,779            49,267           46,053
Goodwill amortization                                                 6,049             6,165            6,253
Special charges (credit)                                               --              42,270           (1,104)
                                                                -----------       -----------      -----------
    Operating expenses                                              152,591           215,699          173,536
                                                                -----------       -----------      -----------

Operating income                                                    134,350            81,905          180,000

Other income (expense):
    Interest income                                                   5,450             5,596            3,509
    Equity in earnings of unconsolidated affiliates                   3,959             3,167            2,843
    Other income (expense)                                            1,353             7,232           (1,343)
    Interest expense                                                (22,876)          (27,165)         (29,032)
                                                                -----------       -----------      -----------

Income before income taxes and extraordinary
    charge                                                          122,236            70,735          155,977

Income taxes                                                         46,450            27,587           62,392
                                                                -----------       -----------      -----------

Income before extraordinary charge                                   75,786            43,148           93,585

Extraordinary charge on early retirement of
    debt, net of income tax benefit of $4,756                         7,760              --               --
                                                                -----------       -----------      -----------

Net income                                                      $    68,026       $    43,148      $    93,585
                                                                ===========       ===========      ===========

Basic earnings per share:
    Income before extraordinary charge                          $      2.57       $      1.25      $      2.58
    Extraordinary charge                                               (.26)             --               --
                                                                -----------       -----------      -----------
                                                                $      2.31       $      1.25      $      2.58
                                                                ===========       ===========      ===========

Diluted earnings per share:
    Income before extraordinary charge                          $      2.51       $      1.25      $      2.58
    Extraordinary charge                                               (.25)             --               --
                                                                -----------       -----------      -----------
                                                                $      2.26       $      1.25      $      2.58
                                                                ===========       ===========      ===========

                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS


                                                                          Fourth Quarter
                                                                         Fiscal Year Ended
                                                                   -------------------------------
                                                                    February 23,    February 24,
                                                                       2001            2002
                                                                   --------------  ---------------
                                                                      (Dollars in thousands,
                                                                     except per share amounts)
Revenues:
    Services                                                       $ 215,190           $ 215,808
    Sales of products                                                 59,383              30,098
                                                                   ---------           ---------
                                                                     274,573             245,906
Costs and expenses:
    Costs of services                                                159,878             133,372
    Costs of sales                                                    41,705              22,146
                                                                   ---------           ---------
                                                                     201,583             155,518
                                                                   ---------           ---------

Gross profit                                                          72,990              90,388

Selling, general and administrative                                   29,420              28,624
Research and development                                               9,830              11,078
Goodwill amortization                                                  1,493               1,474
Special charge                                                          --                 2,252
                                                                   ---------           ---------
    Operating expenses                                                40,743              43,428
                                                                   ---------           ---------

Operating income                                                      32,247              46,960

Other income (expense):
    Interest income                                                    1,126               1,284
    Equity in earnings of unconsolidated affiliates                      129                 553
    Other income                                                         610                  20
    Interest expense                                                  (4,401)             (6,361)
                                                                   ---------           ---------

Income before income taxes and extraordinary charge                   29,711              42,456

Income taxes                                                          11,290              16,558
                                                                   ---------           ---------

Income before extraordinary charge                                    18,421              25,898

Extraordinary charge on early retirement of debt,
    net of income tax benefit of $4,756                                7,760                --
                                                                   ---------           ---------

Net income                                                            10,661           $  25,898
                                                                   =========           =========


Basic earnings per share:
    Income before extraordinary charge                                  0.64           $    0.76
    Extraordinary charge                                               (0.27)               --
                                                                   ---------           ---------
                                                                        0.37           $    0.76
                                                                   =========           =========

Diluted earnings per share:
    Income before extraordinary charge                                  0.62           $    0.75
    Extraordinary charge                                               (0.26)               --
                                                                   ---------           ---------
                                                                        0.36           $    0.75
                                                                   =========           =========